EXHIBIT 3.1

DELL COMPUTER CORPORATION

Certificate of Amendment
to
Certificate of Incorporation

Dell Computer Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Board of Directors of the Company (the “Board”), acting by unanimous written consent dated April 30, 2003, in accordance with the applicable provisions of the DGCL and the Company’s Bylaws, did duly adopt resolutions (a) approving the amendments to the Company’s Certification of Incorporation described herein, (b) directing that such amendments be submitted to the stockholders of the Company for consideration at the Company’s annual meeting of stockholders held on July 18, 2003 and (c) directing that, upon approval and adoption of such amendments by the stockholders of the Company, this Certificate of Amendment be executed and filed with the Secretary of State of the State of Delaware.

SECOND: The stockholders of the Company, acting at the Company’s annual meeting of stockholders duly called and held on July 18, 2003 in accordance with the applicable provisions of the DGCL and the Company’s Bylaws, did duly consent to, approve and adopt such amendments to the Company’s Certificate of Incorporation.

THIRD: Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FIRST: The name of the corporation is Dell Inc.”

Conforming amendments to the Certificate of Incorporation are hereby made by replacing “Dell Computer Corporation” with “Dell Inc.” each place that it appears.

FOURTH: Article Seventh of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“SEVENTH: At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders.

Any director may be removed from office, but only for cause, by a vote of the holders of a majority of the shares then issued and outstanding. Cause shall mean willful and gross misconduct by the director that is materially adverse to the best interests of the Corporation, as determined conclusively by a majority of the disinterested directors of the Corporation.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or the sole remaining director, and shall not be filled by the stockholders; any director so chosen shall hold office until the next annual meeting of stockholders, and until his or her successor shall be duly elected and shall qualify, unless sooner displaced. ”

Such amendments having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the applicable provisions of the Company’s Certificate of Incorporation and Bylaws, the Company has caused this Certificate of Amendment to be executed by its duly authorized officers on July 18, 2003.

DELL COMPUTER CORPORATION

/s/ MICHAEL S. DELL

Michael S. Dell, Chairman and Chief Executive Officer

Attest:

/s/ THOMAS H. WELCH, JR. Thomas H. Welch, Jr., Assistant Secretary

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